Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of           (the “Effective Date”), by and between Adagene Inc. a company incorporated and existing under the laws of the Cayman Islands (the “Company” and, together with all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies, collectively referred to as the “Company Group”), and                   , an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.  The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B.  The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.                                      Retention and Duties.

1.1                               Retention.  The Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement.  The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.  The Executive agrees to commence active employment with the Company on               (the “Hire Date”).

1.2                               Duties.  During the Period of Employment, the Executive shall serve the Company as its                           and shall have such powers, duties and obligations consistent with such position as the Company’s Board of Directors (the “Board”) shall determine from time to time.  The Executive shall be subject to such directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time).  During the Period of Employment, the Executive shall report solely to

1.3                               No Other Employment; Minimum Time Commitment.  During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment.  The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board.  The Company shall have the right to require the Executive to resign from any board or similar body which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

1.4                               No Breach of Contract.  The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

1.5                               Location.  The Executive acknowledges that the Company’s principal executive offices are currently located in Suzhou, the People’s Republic of China.  The Executive’s principal place of employment shall be                    in US.  The Executive agrees that he will be regularly present at the Company’s principal executive offices.  The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company in Suzhou,                  month in Suzhou per year.

2.                                      Period of Employment.  The “Period of Employment” shall be a period of twelve (12) months commencing on the Hire Date and ending at the close of business on the day which is twelve (12) months after the Hire Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing, at least sixty (60) days prior to the expiration of this Agreement and the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Agreement or modify its terms.  The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence.  Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Constructive Termination” for purposes of this Agreement.  Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.                                      Compensation.

3.1                               Base Salary.  The Executive’s base salary (the “Base Salary”) during the Period of Employment shall be paid                        in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.  The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of US$                           . The Company will review the Executive’s Base Salary at least annually.  The Company will set the Executive’s rate of Base Salary for any portion of the Period of Employment after the first twelve (12) months thereof.

3.2                               Incentive Bonus.  During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus of        % of the Base Salary under any incentive program applicable to executive officers of the Company and approved by the Board (the “Incentive Bonus”). Each annual bonus earned by Executive, if any, will be due and payable on the first regular payroll date following the 60th day after the end of the applicable calendar year (and in all events not later than March 15 of the year that follows the applicable calendar year).  Any annual bonus paid to Executive shall be subject to applicable deductions and withholdings.

3.3                               Stock Option.

Subject to approval by the Board of Directors, an option to purchase                        (                ) shares of Common Stock, exercisable at fair market value and determined at the time of your acceptance of this offer, vesting in                                     years starting on the first anniversary of your employment. Upon termination for cause, the Company may purchase all issued shares at cost and all remaining options will expire. “Cause” means (i) your willful misconduct or gross negligence, or (ii) your breach of your confidentiality agreement with the Company. Options will be issued pursuant to the Company’s stock option plan and incentive stock option agreement.

For purposes of this Agreement, “Anniversary Date” means the last day of each twelve (12)-month anniversary of the Hire Date.

4.                                      Benefits.

4.1                               Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2                               Reimbursement of Business Expenses.  The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time.

4.3                               Vacation and Other Leave.  During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive’s rate of vacation accrual during the Period of Employment shall be no less than        days per year.  The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.4                               Allowance.  The Employee will be entitled to reimbursement of relocation-related expenses US$          in connection with his relocation from the United States to China,  provided that the Employee completes such moving prior to          ; and      (     ) months tent up to RMB      per month for the period commencing on              and ending on            ; and provided that the Employee shall promptly submit and document any such reimbursable expenses in accordance with the Company’s expense reimbursement policies as in effect from time to time to facilitate the timely reimbursement of such expenses; provided, further, that if the Employee’s employment with the Company is terminated prior to the third (3rd) Anniversary Date, the Employee shall be responsible for repayment of this relocation benefits on a pro-rated basis to the Company upon termination. (the Employee shall refund the full amount of the foregoing reimbursements to the Company immediately upon termination.)

The Employee will be eligible to participate in the employee health (Company will pay the health plan up to US$           per year) and other benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company on such terms as are generally applicable to the Company’s employees.                round trips per year from US to China will be granted by company.

5.                                      Termination.

5.1                               Termination by the Company.  The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section 5.5), or (ii) with no less than sixty (60) days advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2                               Termination by the Executive.  The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than sixty (60) days advance notice to the Company; provided, however, that in the case of a Constructive Termination (as defined herein), the Executive may provide immediate written notice if the Company fails to, or cannot, reasonably cure the event that gives rise to the Constructive Termination within the time period prescribed for such cure in the definition of Constructive Termination below.

5.3                               Benefits Upon Termination.  If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)                                 The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b)                                 If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.5) and if the Severance Date occurs after the last day of the eighteenth (18th) month anniversary of the Hire Date (the “Cutoff Date”), the  Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to the Executive’s Base Salary (at the rate in effect immediately prior to the termination of the Executive’s employment) for a period equal to the applicable Severance Period (as defined below).  Such amount is referred to hereinafter as the “Severance Benefit.”  Any Severance Benefit due to Executive pursuant to this Section 5.3(b)(i) shall be paid in equal monthly installments during the applicable Severance Period, with the first such installment to be paid in the month following the month in which Executive’s Separation from Service occurs (and in all events no portion of the Severance Benefit will be paid more than twelve (12) months after the end of the Company’s fiscal year in which the Severance Date occurs).   As used herein, “Severance Period” means one (1) month plus one (1) additional month for each full year of employment of the Executive by the Company between the Cutoff Date and the Severance Date, if any, but in no event exceeding six (6) months; a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit. The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees consistent with the terms of the applicable Company welfare benefit plan or applicable law.

5.4                               Release; Exclusive Remedy.

(a)                              This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary.  As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company (and in all events within twenty-one (21) days after his last day of employment with the Company), provide the Company with an irrevocable general release of claims acceptable to the Board, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)                                 The Executive agrees that the payments contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5                               Certain Defined Terms.

(a)                                 As used herein, “Accrued Obligations” means:

(i)                     any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)                  any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year in the Period of Employment preceding the year in which the Severance Date occurs to the extent earned by but not previously paid to the Executive; and

(iii)               any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b)                                 As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board):  (i) personal dishonesty, fraud, embezzlement, misappropriation by the Executive; (ii) indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (iii)  Executive’s willful refusal to comply with the lawful requests made of Executive by the Board; (iv) gross negligence of Executive in the performance of his duties, after written notice to Executive and Executive’s failure to fully cure such gross negligence within thirty (30) days after receipt of such written notice by Executive unless the gross negligence is not reasonably susceptible of cure; (v) material violation of the Company’s policies, procedures and approval practices, as generally in effect from time to time, after written notice to Executive and Executive’s failure to fully cure such violations within thirty (30) days after receipt of such written notice by Executive unless the violation is not reasonably susceptible of cure; (vi) a material breach by Executive of any material provision of this Agreement or any other agreement with the Company after written notice to Executive and Executive’s failure to fully cure such breach within thirty (30) days receipt of the written notice by Executive unless the breach is not reasonably susceptible of cure; and (viii) insolvency, bankruptcy or dissolution of the Company.

(c)                                  As used herein, “Constructive Termination” shall mean a resignation by the Executive after the occurrence of any of the following (without the Executive’s express written consent): (i) a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such duties, position and responsibilities, unless the Executive is provided with substantially comparable duties, position and responsibilities; (ii) a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to the Executive immediately prior to such reduction; (iii) a material reduction by the Company of the Executive’s Base Salary or Incentive Bonus opportunity as in effect immediately prior to such reduction; or (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for Constructive Termination unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for Constructive Termination within thirty (30) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 17), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a Constructive Termination unless such termination occurs not more than ninety (90) days following the initial existence of the condition claimed to constitute grounds for Constructive Termination.

(d)                                 As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred twenty (120) days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(e)                                  As used herein, “Involuntary Termination” shall mean a Constructive Termination, or a termination of the Executive by the Company without Cause.  For purposes of clarity, the term Involuntary Termination does not include a termination of the Executive’s employment due to the Executive’s death or Disability.

5.6.                            Notice of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6.                                      Confidentiality; Inventions; Non-Competition; Non-Solicitation.

6.1                               Confidential Information.

(a)                                 Company Information.  The Executive hereby agrees at all times during the term of his employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company Group, its affiliates, their clients, customers or partners, and the Company Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Company Group on whom the Executive called or with whom the Executive became acquainted during the term of his employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Company Group does business, information regarding the skills and compensation of other employees of the Company Group or other business information disclosed to the Executive by or obtained by the Executive from the Company Group, its affiliates, or their clients, customers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.

(b)                                 Company Property.  The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Company Group are property of the Company Group and subject to inspection by the Company Group, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his possession any property of the Company Group, or any documents or materials or copies thereof containing any Confidential Information. In the event of the termination of the Executive’s employment, the Executive hereby agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(c)                                  Former Employer Information.  The Executive hereby agrees that he or she will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he or she will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. The Executive hereby agrees to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use by the Company Group of such proprietary information or trade secrets improperly used or disclosed by the Executive.

(d)                                 Third Party Information.  The Executive recognizes that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive hereby agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company Group’s agreement with such third party.

6.2                               Inventions.

(a)                                 Inventions Retained and Licensed.  The Executive has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets, which were made by the Executive prior to his employment with the Company which belong to the Executive, which relate to the Company Group’s proposed or current business, products or research and development, and which are not assigned to any member of the Company Group hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, The Executive hereby represents that there are no such Prior Inventions. The Executive hereby agrees that he or she will not incorporate any Prior Inventions into any products, processes or machines of the Company Group; provided, however, that if in the course of the Executive’s employment with the Company, he or she incorporates into a product, process or machine of the Company Group a Prior Invention owned by the Executive or in which he or she has an interest, the Executive hereby represents that he or she has all necessary rights, powers and authorization to use such Prior Invention in the manner it is used and such use will not infringe any right of any company, entity or person and, in such a circumstance, each member of the Company Group is hereby granted and shall have a nonexclusive, royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine. The Executive hereby agrees to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use, sublicensing, modification, transfer, or sale by the Company Group of such Prior Invention.

(b)                                 Assignment of Inventions.  The Executive hereby agrees that he or she will promptly make full written disclosure to the Company and the Company Group, will hold in trust for the sole right and benefit of the Company and the Company Group, and hereby assign to the Company and the Company Group, or their respective designee, all of his right, title, and interest in and to any and all inventions, ideas, information, designs, original works of authorship, processes, formulas, computer software programs, databases, mask works, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws in China or anywhere else in the world, which he or she may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, during the period of time he or she is in the employ of the Company (whether or not during business hours) that are either related to the scope of his employment with the Company or make use, in any manner, of the resources of the Company Group (collectively referred to as “Inventions”).  The Executive hereby acknowledges that the Company or the Company Group shall be the sole owner of all rights, title and interest in the Inventions created hereunder. In the event the foregoing assignment of Inventions to the Company or the Company Group is ineffective for any reason, each member of the Company Group is hereby granted and shall have a royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Inventions as part of or in connection with any product, process or machine. Such exclusive license shall continue in effect for the maximum term as may now or hereafter be permissible under applicable law. Upon expiration, such license, without further consent or action on the Executive’s part, shall automatically be renewed for the maximum term as is then permissible under applicable law, unless, within the six-month period prior to such expiration, the Company and the Executive have agreed that such license will not be renewed. The Executive also hereby forever waives and agrees never to assert any and all rights he or she may have in or with respect to any Inventions even after termination of his employment with the Company. The Executive hereby further acknowledges that all Inventions created by him (solely or jointly with others) are, to the extent permitted by applicable law, “works made for hire” or “inventions made for hire,” as those terms are defined in the People’s Republic of China (“PRC”) Copyright Law, the PRC Patent Law and the Regulations on Computer Software Protection, respectively, and all titles, rights and interests in or to such Inventions are or shall be vested in the Company.

(c)                                  Remuneration.  The Executive hereby agrees that the remuneration received by the Executive pursuant to this Agreement with the Company includes any bonuses or remuneration which the Executive may be entitled to under applicable PRC law for any “works made for hire,” “inventions made for hire” or other Inventions assigned to the Company pursuant to this Agreement.

(d)                                 Maintenance of Records.  The Executive hereby agrees to keep and maintain adequate and current written records of all Inventions. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)                                  Patent and Copyright Registrations.  The Executive hereby agrees to assist the Company, or its respective designees, at the expense of the Company, in every proper way to secure the Company’s rights in the Inventions in any and all countries, to further evidence, record and perfect any grant or assignment by the Executive of the Inventions hereunder and to perfect, obtain, maintain, enforce and defend any rights so granted or assigned, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions. The Executive hereby further agrees that his obligations to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by the Executive.

6.3                               Conflicting Employment.  The Executive hereby agrees that, during the term of his employment with the Company, he or she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company Group is now involved or becomes involved during the term of the Executive’s employment, nor will the Executive engage in any other activities that conflict with his obligations to the Company without the prior written consent of the Company.

6.4                               Non-Competition.

(a)                                 The Executive hereby agrees that during the course of his employment and for a period of two (2) years immediately following the termination of his relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or himself, with or without notice, the Executive will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, or lend his name (or any part, variant or formative thereof), (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate himself with, any business, in competition with or otherwise similar to the business of the Company Group, (iv) deal, directly or indirectly, in a competitive manner with any customers doing business with the Company Group, or (v) transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), or in any other way dispose of any equity interest in the Company Group beneficially owned by the Executive, as the case may be, to any person which is competitive with any significant aspect of the business of the Company Group. The foregoing covenant shall cover the Executive’s activities in every part of the Territory in which he or she may conduct business during the term of such covenant as set forth above. “Territory” shall mean (i) the People’s Republic of China (for the avoidance of doubt, including Hong Kong, Macau and the islands of Taiwan), (ii) the United States of America, and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii) of this Section 6.4(a), the Company derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of the Executive’s relationship with the Company.

(b)                                 The Executive hereby acknowledges that he or she will derive significant value from the Company’s agreement to provide him with that Confidential Information of the Company Group to enable him to optimize the performance of his duties for the Company. The Executive hereby further acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, his obligation neither to disclose nor to use the Confidential Information of the Company Group other than for the Company Group’s exclusive benefit and his obligation not to compete contained in subsection (a) above, is necessary to protect the Confidential Information of the Company Group and, consequently, to preserve the value and goodwill of the Company Group. The Executive hereby further acknowledges the time, geographic and scope limitations of his obligations under subsection (a) above are reasonable, especially in light of the Company Group’s desire to protect their Confidential Information, and that the Executive will not be precluded from gainful employment if he or she is obligated not to compete with the Company Group during the period and within the Territory as described above.

(c)                                  The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any arbitration proceeding, the arbitration panel refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(d)                                 The Executive hereby further agrees that he or she will be compensated by the Company in the total amount equal to the greater of (i) one month’s salary or (ii) the minimum amount of compensation required by applicable law (hereinafter referred to as the “Compensation”) upon the termination of his employment with the Company for the covenants that the Executive makes in this Section 6.4. The Compensation will be paid by four installments, of which the first installment equal to 1/4 of the total amount of the Compensation will be paid within three months after the employment is terminated and each of the other three installments equal to 1/4 of the total amount of the Compensation will be paid per three months thereafter.

6.5                               Notification of New Employer.  In the event that the Executive leaves the employ of the Company, The Executive hereby grants consent to notification by the Company to his new employer about his rights and obligations under this Agreement.

6.6                               Non-Solicitation.  The Executive hereby agrees that for a period of two (2) years immediately following the termination of his relationship with the Company for any reason, whether with or without cause, he or she shall not either directly or indirectly solicit, induce, recruit or encourage any employees of the Company Group to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company Group and/or any suppliers, customers or consultants of the Company Group, either for his or herself or for any other person or entity.

6.7                               Non-Disparagement.  The Executive hereby agrees that for a period of two (2) years immediately following the termination of his relationship with the Company for any reason, whether with or without cause, he shall not make any derogatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any member of the Company Group, or Executive’s employment.  Nothing in this Section 6.7 shall prohibit Executive from providing truthful testimony in any legal, administrative or regulatory proceeding and Executive may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, upon receiving such lawfully-issued subpoena or court order, Executive shall promptly provide reasonable written notice to the Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or subsidiaries, and the privacy rights of any employee or director of the Company or any member of the Company Group. subsidiaries

6.8                               Representations.  The Executive hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to his employment by the Company. The Executive has not entered into, and hereby agrees that he or she will not enter into, any oral or written agreement in conflict with this Section 6.

7.                                      Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.                                      Assignment.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

9.                                      Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10.                               Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

12.                               Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.                               Entire Agreement.  This Agreement, including the documents referred to herein, embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any offer letter or previous employment agreement).  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.                               Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.                               Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.                               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.                               Notices.

(a)                                 All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by internationally recognized courier with next-day or second-day delivery.  Any notice shall be duly addressed to the parties as follows:

(i)             if to the Company:

Address:

Peter Luo

Xinghu Street 218, Building C14, 4th floor

Suzhou, Jiangsu, China 215123

(ii)          if to the Executive:

(b)                                 Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or three (3) business days after being sent in accordance with the foregoing.

18.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.                               Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20.                               CODE SECTIONS 409A AND 457A.

(a)                                 It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) and with Section 457A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 457A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A or Code Section 457A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A or Code Section 457A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, the Executive shall not be entitled to any severance payments pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after Executive’s Separation from Service for any reason other than death, or (ii) the date of Executive’s death.  Any amounts otherwise payable to Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 20(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).  The provisions of this Section 20(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c)                                  To the extent that any benefits or reimbursements pursuant to Section 4.2 or 4.4 are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

COMPANY

ADAGENE INC.
A Cayman Islands Company

By:

Name:

Title:

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

EXECUTIVE

Name:

[Signature Page to Employment Agreement]

EXHIBIT A

TERMINATION CERTIFICATE

B-1

EXHIBIT B

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

B-1